Exhibit 16.1
DAVIS ACCOUNTING GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Securities and Exchange Commission
450 — Fifth Street N.W.
Washington, D.C. 20549
Gentlemen:
Davis Accounting Group P.C. is the former independent registered accountant of Genesis Fluid Solutions Holdings, Inc. (the “Company”). We have read the Company’s Current Report on Form 8-K dated January 28, 2010, and are in agreement with the contents of Item 4.01, paragraphs one through four. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.
Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
January 28, 2010.